Exhibit 5.1

December 21, 2007

Board of Directors

Golden Star Resources Ltd.

10901 West Toller Drive

Suite 300

Littleton, Colorado

80127-6312

Dear Sirs:

Re:	Golden Star Resources Ltd.

We have acted as Canadian counsel for Golden Star Resources Ltd. (the “Corporation”) in connection with the filing of a Registration Statement on Form S-3ASR (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of the resale by certain selling securityholders of (i) up to US$125 million aggregate principal amount of 4.0% Convertible Senior Unsecured Debentures due November 30, 2012 of the Corporation (the “Debentures”) governed by a trust indenture (the “Indenture”) dated as of November 8, 2007 between the Corporation and The Bank of New York as trustee, and 32,772,513 common shares of the Corporation issuable upon conversion of the Debentures pursuant to the terms of the Indenture, including common shares issuable upon conversion in the event of a Change of Control that is a Cash Transaction (as such terms are defined in the Indenture) (collectively, the “Conversion Shares”).

Examinations

We have examined originals or photostatic, certified or facsimile copies of such records, contracts, indentures and instruments of the Corporation or other corporations, of such commissions, boards and governmental bodies and authorities, of such certificates of officers or representatives of the Corporation or other corporations and of public officials, and such other records, contracts and instruments as we have deemed necessary and considered such questions of law and examined such statutes and regulations of the Province of Ontario and of Canada applicable therein and such written rules, policies, rulings and orders of such governmental bodies, departments, commissions and agencies of the Province of Ontario and of Canada applicable therein as they exist on the date hereof and have made such other investigations and inquiries, as we considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

Our opinions herein are restricted to the laws currently in force in the Province of Ontario and the federal laws of Canada applicable therein (collectively, “Ontario Law”).

We assume no obligation to revise or supplement this opinion should Ontario Law be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As to the various matters relevant to this opinion, we have also relied solely and without independent investigation upon representations and statements in certificates of or by an officer or officers of the Corporation, as the case may be, and we have assumed that they are complete, true and accurate as of, and at all material times prior to, the date hereof.

We have also assumed:

(a)	the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete originals of all documents submitted to us as photostatic, facsimile, certified, notarized, or true copies, or as reproductions (including commercial reproductions and documents received by facsimile machine);

(b)	that all relevant individuals signing documents had full legal capacity at all relevant times; and

(c)	that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

Whenever our opinion refers to Conversion Shares as being “fully paid and non-assessable”, no opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such Conversion Shares or as to the sufficiency of any consideration received.

Opinions

On the basis of the foregoing and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that as of the date hereof:

1.	The Corporation has taken all necessary corporate action to authorize the issuance of the Debentures.

2.	The Conversion Shares have been conditionally allotted and reserved for issuance upon the conversion of the Debentures and such Conversion Shares, when issued and delivered upon due conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

Limitation

This opinion is intended solely for the use of the addressee hereof and is being delivered in connection with the transaction described herein and must not be relied upon by any other person or in connection with any other transaction, quoted from or referred to in any other documents or furnished (either in its original form or by copy) to any other party, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, and the rules and regulations thereunder.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP